Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2017 (June 12, 2017 as to the effects of the restatement discussed in Note 25 to the combined financial statements), relating to combined financial statements and financial statement schedule of Venator (comprising the combined operations and legal entities of the Pigments & Additives division and certain other operations of Huntsman Corporation) (which report expresses an unqualified opinion and includes an explanatory paragraph that describes that the combined financial statements include allocations of direct and indirect corporate expenses from Huntsman Corporation and are presented on a stand-alone basis as if Venator’s operations had been conducted independently from Huntsman Corporation and an explanatory paragraph relating to the restated combined statements of cash flows) appearing in the Registration Statement No. 333-217753 on Form S-1.

/s/ Deloitte & Touche LLP

Houston, Texas

August 15, 2017